Exhibit 99.1

Press Release

Vuzix Provides Business Update and Reports Full Year and Fourth Quarter 2016 Financial Results

ROCHESTER, N.Y., March 16, 2017 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Smart Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets, today reported its fourth quarter and full year financial results for the period ended December 31, 2016.

The following table compares the Company’s summarized statement of operations data for the three and 12 month periods ended December 31, 2016 and 2015:

	For 3 Months		For 12 Months
	Ended December 31		Ended December 31
	2016	2015	2016	2015

Sales of Products	$620,112	$530,138	$1,987,878	$2,544,153
Sales of Engineering Services	-	12,500	139,500	205,831

Total Sales	620,112	542,638	2,127,378	2,749,984

Total Cost of Sales	1,181,942	516,182	3,290,966	2,183,798

Gross Profit (Loss)	(561,830)	26,456	(1,163,588)	566,186
Operating Expenses:
Research and Development	1,826,165	1,403,813	6,947,878	3,595,437
Selling and Marketing	767,037	625,789	3,394,580	1,798,041
General and Administrative	1,763,698	1,040,970	5,114,139	6,120,101
Loss on Inventory Valuation	1,124,401	-	1,124,401	-
Impairment of Patents and Trademarks	20,506	13,222	20,506	13,222
Depreciation and Amortization	221,424	154,369	770,668	380,841

Loss from Operations	(6,285,061)	(3,211,707)	(18,535,760)	(11,341,456)

Total Other Income (Expense)	(49,930)	(297,621)	(714,322)	(2,086,022)

Loss Before Income Taxes	(6,334,991)	(3,509,328)	(19,250,082)	(13,427,478)
Provision (Benefit) for Income Taxes	-	-	-	-

Net Loss	$(6,334,991)	$(3,509,328)	$(19,250,082)	$(13,427,478)

Fourth Quarter 2016 Financial Results

•	Total revenues for the fourth quarter ended December 31, 2016 were $620,112, compared to $542,638 for the same period in 2015. While sales of our Smart Glasses were constrained as customers continued to wait for the new M300 and the commencement of its volume production, sales of the iWear Video Headphones drove the increase as a result of improved production yields.

•	Spending on research and development rose in the fourth quarter of 2016 versus 2015 due to costs related to obtaining regulatory approvals on the M300 Smart Glasses as well as ongoing development work on the M3000 and Blade 3000 waveguide based products.

•	There was a loss on inventory valuation for the fourth quarter ended December 31, 2016 of $1,124,401 as compared to $0 in the same period in 2015. This write-down was the result of management’s decision in early 2017 to reduce the suggested retail selling price of its iWear Video Eyewear inventory on hand to a price below the product’s cost. Management expects that the reduced retail of $299, versus $499, should help represent a differentiated and good value to potential customers in the now commoditized smart phone VR google market, and it intends to broadly introduce the product to more channels in 2017. Going forward, Vuzix has decided to deemphasize our efforts on our consumer VR based iWear products. This strategic decision will allow us to focus on the bigger opportunities we see at Vuzix in the Enterprise markets. We are focused on what we believe are our a stronger intellectual property positions in AR Smart Glasses for enterprise as well as our waveguide based products for the general markets.

•	General and administrative expenses for the fourth quarter ended December 31, 2016, rose primarily due to increases in professional fees for auditing and SOX consulting services as well as fourth quarter incentives awarded to our NEOs.

•	Net loss for the fourth quarter of 2016 was $6,334,991, compared with a net loss of $3,509,328, for the fourth quarter of 2015.

Full Year 2016 Financial Results:

•	Total revenues for the full year ended December 31, 2016 were $2,127,378, compared to $2,749,984 for the same period in 2015. Revenues decreased, primarily the result of a decrease in sales of the M100 Smart Glasses as customers waited for the production release of its successor, the M300 Smart Glasses.

•	Gross profit for the full year ending December 31, 2016 was a negative ($1,163,588) versus a gross profit of $566,186 for the prior 2015 comparative period. The overall decrease was primarily the result of lower products sales to absorb relatively fixed software royalties and amortization costs, as well as the fact that the Company earns significantly lower gross margins on iWear along with its ongoing production issues and high freight costs.

•	Overall research and development expense for the full year ending December 31, 2016, was $6,947,878 as compared to $3,595,437 for the same 2015 period. The 93% increase was mainly the result of spending on new product development for the M300 Smart Glasses and its product engineering and evaluation pre-production runs, waveguide research and to a smaller extent the M3000 development work and personnel additions. The engineering pilot test runs on the M300 Smart Glasses during summer and development work on the M3000 Smart Glasses with our external contractors contributed to the approximately 72% of the total increase in R&D. Our personnel costs, due to additional engineering staff, increased 22% for the full year 2016 over the 2015 period.

•	Selling and marketing costs for the full year ending December 31, 2016, were $3,394,580, an increase of 89% or $1,596,539 over the same period in 2015 due to higher personnel salary, trade show, website and PR costs, with much related to resource onboarding for the M300 launch.

•	General and administrative expenses for the full year ending December 31, 2016, were $5,114,139, a decrease of 16% or $1,005,962 over the 2015 period, primarily due to lower compensation expense related to stock awards totaling $1,375,000 to officers and directors awarded in January 2015.

•	The net loss for the 12 months ended December 31, 2016, after provision for accrued preferred stock dividends, was ($19,250,082) or ($1.23) per share versus a net loss of ($13,427,478) or ($0.97) per share for the full year of 2015.

2016 and Recent Corporate Highlights:

•	Entered into development agreement with Toshiba Client Solutions Co. Ltd., a wholly owned subsidiary of Toshiba Corporation, for a customized smart glasses device, with milestone payments totalling over $1,100,000 and are expecting a manufacturing agreement with volume shipments starting before the end of FY 2017

•	Attained regulatory approval in the U.S. and E.U. for the new Vuzix M300 Smart Glasses and began volume shipments to customers.

•	Strengthened the balance sheet with two common stock offerings, raising a combined net of $19,238,015 in new capital. On July 11, 2016, the Company closed its public offering of 1,150,000 shares of common stock, at a public offering price of $5.75 per share, and on December 2, 2016, the Company closed its public offering of 2,000,000 shares of common stock, at a public offering price of $7.25 per share.

•	Created the VIP (Vuzix Industrial Partner) program to provide advance access to the next generation M300 to select companies that were the most successful with the M100 and announced and signed dozens of VIPs to date, including major global companies such as DHL, NTT Docomo, NTT DATA and Nippon Steel, among others. Given their respective customer bases, each VIP could represent a substantial number of customers for Vuzix M300 Smart Glasses.

•	Beyond the VIPs, Vuzix now has over 4000 registered Smart Glasses developers for its products.

•	Won Compass Intelligence’s Enterprise Wearable Device of the Year Award for the M300.

•	Won four CES 2017 Innovation awards for the recently announced waveguide-based Blade 3000 Smart Sunglasses. Also won Showstoppers Mobile World Congress 2017 award for “best mobile accessory for a smart Phone”

•	Granted 10 new patents and filed 27 new pending patent applications.

2016 Year End Financial Summary

“We are very optimistic about the outlook for 2017, not only for our own direct products, but for our OEM partners solutions like the Toshiba Corporation’s Smart Glasses developed and manufactured by Vuzix,” said Paul Travers, President and Chief Executive Officer of Vuzix. “With over $14.5 million in cash and equivalents as of December 2016, the commencement of the volume production ramp-up for the M300 and the enthusiastic response we have seen from our early customers, in 2017 Vuzix is seeing the Smart Glasses market finally start to accelerate. Additionally, with the development of our expanded waveguide volume production capabilities for the future products like our M3000 and B3000 waveguide based Smart Glasses products, we believe these efforts together will result in a much stronger fiscal 2017, along with substantial revenue growth.”

Conference Call Information

Date: Friday, March 17, 2017

Time: 9:00 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the full year ended December 31, 2016.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on March 17, 2017, at approximately 10:30 a.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13656767.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 51 patents and 39 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2016 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, future operating results, and the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" and MD&A sections of the Company's Annual Reports and Quarterly Reports filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor and Media Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

1-866-976-4784

Vuzix Corporation

25 Hendrix Road, Suite A

West Henrietta, NY 14586 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: (585) 359-7562

Matt Margolis,

Director of Corporate Communications and Investor Relations,

Vuzix Corporation

matt_margolis@vuzix.com

Tel: (585) 359-5952